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EX-99.B11
INDEPENDENT AUDITORS' CONSENT






The Board of Directors
SM&R Capital Funds, Inc.

We consent to the use of our report on the SM&R Capital Funds, Inc. dated October 11, 1996 included herein and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors and Financial Statements" in the Statement of Additional Information.




                           KPMG Peat Marwick LLP




Houston, Texas
December 3, 1996